Exhibit 3.23

CERTIFICATION OF INCORPORATION

OF

OGDEN ENTERTAINMENT SERVICES OF FLORIDA, INC.

*  *  *  *  *  *  *  *

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject, to the requirements of the law of the State of Delaware (particularly Chapter 1, Title B of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “General Corporation Law of the State of Delaware”), hereby certifies that:

FIRST:            The name of the corporation (hereinafter called the “corporation”) is Ogden Entertainment Services of Florida, Inc.

SECOND:       the address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, 19805. The name of the registered agent is The Prentice-Hall Corporation System, Inc.

THIRD:          The purpose of the corporation is to provide facility management and food services to the entertainment industry and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the state of Delaware.

FOURTH:      The total number of shares of stock which the corporation shall have authority to issue is one hundred (100). The par value of each of such shares is One Dollar ($1.00). All such shares are of one class and are shares of common Stock. Each outstanding share of which, will be entitled to one vote.

FIFTH:           The name and the mailing address of the rare as follows:

NAME	MAILING ADDRESS

J. L. Effinger	Two Pennsylvania Plaza New York, New York 10121

SIXTH:           The corporation is to have perpetual existence.

SEVENTH:     The initial Board of Directors shall consist of four members. The names and mailing addresses of the initial Board of Directors are as follows:

NAME	MAILING ADDRESS

R. Richard Ablon	Two Pennsylvania Plaza, New York, New York 10121
Peter Allen	Two Pennsylvania Plaza, New York, New York 10121
C. G. Caras	Two Pennsylvania Plaza, New York, New York 10121
Robert DiGia	Two Pennsylvania Plaza, New York, New York 10121

After the original or other Bylaws of the corporation have been adopted, amended, or repealed as the case may be, in accordance with the provisions of § 109 of the General Corporation Law of the State of Delaware, and, after the corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the corporation may be exercised by the Board of Directors of the corporation.

EIGHTH:        The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of § 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

NINTH:          The corporation shall, to the fullest extent permitted by the provisions of § 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

TENTH:         From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article TENTH.

Signed on March 12, 1996

/s/ Linda Sevfert
Linda Sevfert, Incorporator

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION

OF

OGDEN ENTERTAINMENT SERVICES OF FLORIDA, INC.

It is hereby certified that:

1.             The name of the corporation (hereinafter called the “Corporation”) is Ogden Entertainment Services of Florida, Inc.

2.             The certificate of incorporation of the Corporation is hereby amended by striking out the First Article thereof and substituting in lieu of said Article the following new Article:

“First:     The name of the Corporation shall be Ogden Entertainment of Florida, Inc.”

3.             In lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the applicable provisions of Section 228 of the General Corporation taw of the State of Delaware; and

4.             That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

The effective time of the amendment herein certified shall be July 1, 1996.

Signed an June 5, 1996.

By:	/s/ Isaac Palmer
Isaac Palmer
Vice President

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

OGDEN ENTERTAINMENT OF FLORIDA, INC.

Ogden Entertainment of Florida, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation, does hereby certify that:

I.              The amendment to the Corporation’s Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 and has been consented to in writing by the sole stockholder, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

II.            Article One of the Corporation’s Certificate of Incorporation is amended to read in its entirety as follows:

“First.     The name of the Corporation is SmartParks - Florida, Inc.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by Randal H. Drew, its authorized officer, on this 1st day of March, 2001.

/s/ Randal H. Drew
Randal H. Drew
President